Exhibit 23.2

K. R. MARGETSON LTD. 331 East 5th Street North Vancouver BC V7L 1M1 Canada	Chartered Professional Accountant Tel: 604.220.7704 Fax: 1.855.603.3228

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use, in the registration statement on Form S-1 of Marizyme, Inc., of my report dated April 14, 2020 on my audit of the financial statements of Marizyme, Inc. as of December 31, 2019 and the related balance sheet, statements of operations, stockholders’ equity and cash flows for the year then ended and the related notes (collectively referred to as the financial statements) and the reference to my firm under the caption “Experts.”

/s/ K.R. Margetson Ltd.
K. R. Margetson Ltd.
North Vancouver BC
Canada
February 14, 2022